Exhibit 99.1
Ambac Announces Fourth Quarter 2016 Results
Insured Portfolio Reduced by $7 billion, or 8%, to $79 billion

Net Loss of $(94.7) million or $(2.09) per Diluted Share and
Adjusted Loss1 of $(12.7) million or $(0.28) per Diluted Share primarily as a result of incurred losses associated with RMBS and Public Finance

Book Value per Share Decreased $4.38 to $37.94 and
Adjusted Book Value per Share Decreased $2.57 to $29.48
at December 31, 2016 from September 30, 2016

Ambac to receive $28.7 million of Tolling Payments in May 2017

NEW YORK, NY, February 28, 2017 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today reported results for the three months ended December 31, 2016.
Commenting on Ambac's fourth quarter 2016 results, Claude LeBlanc, President and Chief Executive Officer, said, "Our fourth quarter results were impacted by headwinds including the effect of higher interest rates on the RMBS and student loan insured portfolios, and an increase in our public finance reserves, which was primarily related to the evolving situation in Puerto Rico. Despite these headwinds, results for the full year 2016 were positive and as a result of our strong income generation, Ambac is expected to receive $28.7 million in tolling payments from AAC in May 2017 under the company's tax-sharing agreement."
Mr. LeBlanc continued, "As we pursue a review of our broader business strategy, we remain committed to the disciplined execution of our asset-liability management strategy, including comprehensive risk management, the implementation of operational improvements, and exploring selective business transactions that may permit utilization of Ambac's tax net operating loss carry-forwards. In addition, the Company is actively engaged in dialogue with the Rehabilitator concerning means by which we may shore up our capital base to levels that may permit the conclusion of the Segregated Account rehabilitation proceedings. Collectively, these strategies form the pillars of our commitment to maximizing shareholder value."

1 See Non-GAAP Financial Data section of this press release for further information

Ambac's Fourth Quarter 2016 Summary Results
			Better (Worse)
($ in millions, except per share data)	4Q16	3Q16	Amount	Percent
Net premiums earned	$49.9	$53.2	$(3.3)	(6)%
Net investment income	90.9	90.9	—	—%
Other than temporary impairment losses	(2.2)	(2.9)	0.7	24%
Net realized investment gains	11.5	11.7	(0.2)	(2)%
Net change in fair value of credit derivatives	1.6	1.7	(0.1)	(6)%
Derivative products revenue	84.0	(14.5)	98.5	679%
Income (loss) on Variable Interest Entities ("VIEs")	2.0	2.1	(0.1)	(5)%
Loss and loss expenses (benefit)	215.5	(69.2)	(284.7)	(411)%
Operating expenses	36.2	21.5	(14.7)	(68)%
Interest expense	31.7	31.5	(0.2)	(1)%
Insurance intangible amortization	40.2	44.6	4.4	10%
Net income (loss) attributable to Common Stockholders	(94.7)	101.5	(196.2)	(193)%
Net income (loss) per diluted share	$(2.09)	$2.22	$(4.31)	(194)%
Adjusted earnings (loss) [1]	(12.7)	143.9	(156.6)	(109)%
Adjusted earnings (loss) per diluted share [1]	$(0.28)	$3.14	$(3.42)	(109)%
Ambac stockholders' equity	1,713.9	1,909.6	(195.7)	(10)%
Ambac's stockholders' equity per share	$37.94	$42.32	$(4.38)	(10)%
Adjusted book value [1]	1,331.7	1,446.2	(114.5)	(8)%
Adjusted book value per share [1]	$29.48	$32.05	$(2.57)	(8)%
Weighted-average diluted shares outstanding (in millions)	45.2	45.8	0.6	1%

Ambac's 2016 Summary Results
			Better (Worse)
($ in millions, except per share data)	2016	2015	Amount	Percent
Net premiums earned	$197.3	$312.6	$(115.3)	(37)%
Net investment income	313.4	266.3	47.1	18%
Other than temporary impairment losses	(21.8)	(25.7)	3.9	15%
Net realized investment gains	39.3	53.5	(14.2)	(27)%
Net change in fair value of credit derivatives	20.1	41.7	(21.6)	(52)%
Derivative products revenue	(50.3)	(42.5)	(7.8)	(18)%
Net realized gains (losses) on extinguishment of debt	4.8	0.1	4.7	4,700%
Income (loss) on Variable Interest Entities ("VIEs")	(14.1)	31.6	(45.7)	(145)%
Loss and loss expenses (benefit)	(11.5)	(768.7)	(757.2)	(99)%
Operating expenses	113.7	102.7	(11.0)	(11)%
Interest expense	124.3	116.5	(7.8)	(7)%
Goodwill impairment	—	514.5	514.5	100%
Insurance intangible amortization	174.6	169.6	(5.0)	(3)%
Net income attributable to Common Stockholders	74.8	493.4	(418.6)	(85)%
Net income per diluted share	$1.64	$10.72	$(9.08)	(85)%
Adjusted earnings [1]	314.8	1,154.0	(839.2)	(73)%
Adjusted earnings per diluted share [1]	$6.89	$25.08	$(18.19)	(73)%
Ambac stockholders' equity	1,713.9	1,684.8	29.1	2%
Ambac's stockholders' equity per share	$37.94	$37.41	$0.53	1%
Adjusted book value [1]	1,331.7	1,267.6	64.1	5%
Adjusted book value per share [1]	$29.48	$28.15	$1.33	5%
Weighted-average diluted shares outstanding (in millions)	45.7	46.0	0.3	1%
1 Non-GAAP Financial Data

Net Income (Loss) and Adjusted Earnings (Loss)
The fourth quarter of 2016 produced a net loss of $(94.7) million, or $(2.09) per diluted share, compared to net income of $101.5 million, or $2.22 per diluted share, for the third quarter of 2016. Adjusted Loss in the fourth quarter of 2016 was $(12.7) million, or $(0.28) per diluted share, compared to Adjusted Earnings of $143.9 million, or $3.14 per diluted share in the third quarter of 2016. Net Loss and Adjusted Loss in the fourth quarter of 2016 were driven by loss and loss expenses incurred, higher gross operating expenses and lower accelerated premiums earned, partially offset by positive derivative product revenues.

Net Premiums Earned
During the fourth quarter of 2016, net premiums earned were $49.9 million, compared to $53.2 million in the third quarter of 2016, including accelerations of $14.2 million and $18.2 million, respectively. Normal premiums earned increased $0.7 million or 2% primarily due to a reduction in the estimate of uncollectible future structured finance premiums partially offset by the continued runoff of the insured portfolio. Accelerated premiums earned were negatively impacted by a change in mix of insured transactions called in the public finance sector during the fourth quarter of 2016 compared to the third quarter of 2016.
The following table provides a summary of net premiums earned for the three month periods ended December 31, 2016 and September 30, 2016, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	December 31, 2016	September 30, 2016
Public Finance	$20.7	$20.8
Structured Finance	7.7	6.4
International Finance	7.3	7.8
Total normal premiums earned	35.7	35.0
Accelerated earnings	14.2	18.2
Total net premiums earned	$49.9	$53.2
Net Investment Income
Net investment income for both the fourth quarter of 2016 and the third quarter of 2016 was $90.9 million. AAC and subsidiaries net investment income for the fourth quarter of 2016 was $87.7 million, slightly higher than the third quarter of 2016 of $87.5 million due to mark-to-market gains on invested assets classified as trading totaling $10.5 million in the fourth quarter of 2016 compared to $10.2 million in the third quarter of 2016.
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the fourth quarter of 2016 were $215.5 million, as compared to a benefit of $69.2 million for the third quarter of 2016.
The following table provides loss and loss expenses incurred by bond type for the three month periods ended December 31, 2016 and September 30, 2016:

	Three Months Ended	Three Months Ended
($ in millions)	December 31, 2016	September 30, 2016
RMBS	$98.3	$3.8
Domestic Public Finance	91.2	6.5
Student Loan	13.1	(36.3)
Ambac UK	12.2	(43.7)
All other credits	0.7	0.5
Total	$215.5	$(69.2)
RMBS loss and loss expenses incurred were $98.3 million in the fourth quarter of 2016, including $43.7 million of interest expense on Deferred Amounts, primarily due to excess spread compression resulting from higher interest rates. Third quarter 2016 RMBS loss and loss expenses incurred were $3.8 million, including $42.8 million of interest expense on Deferred Amounts, partially offset by a $38.7 million increase to the recorded estimate of R&W subrogation recoveries and marginally improved loss experience muted by higher interest rates and higher loss adjustment expenses.
Domestic public finance loss and loss expenses incurred in the fourth quarter of 2016 were $91.2 million primarily due to an increase in net loss and loss expense reserves related to Puerto Rico and a few other credits. Third quarter 2016 domestic public finance loss and loss expenses incurred were $6.5 million primarily due to an increase in net loss and loss expense reserves related to Puerto Rico, partially offset by improvements in other public finance credits.
Student loan loss and loss expenses incurred were $13.1 million in the fourth quarter of 2016 primarily due to higher interest rates. Third quarter 2016 student loan loss and loss expenses incurred were a benefit of $36.3 million primarily due to an improved outlook associated with our risk remediation efforts.
Ambac UK loss and loss expenses incurred were $12.2 million primarily as a result of foreign exchange transaction losses of $20.7 million partially offset by the net impact of higher interest rates. Third quarter 2016 Ambac UK loss and loss expenses incurred were a benefit of $43.7 million primarily due to interest rates and an improved outlook associated with our risk remediation efforts, partially offset by foreign exchange losses of approximately $9 million. Foreign exchange transaction losses are associated with loss reserves denominated in currencies (primarily US Dollars) other than Ambac UK’s functional currency.
During the fourth quarter of 2016, net claim and loss expenses paid, net of reinsurance, were $9.2 million which included $71.6 million of losses and loss expenses paid partially offset by $62.4 million of subrogation received. During the third quarter of 2016, net claim and loss expenses paid, net of reinsurance, were $63.2 million which included $128.1 million of losses and loss expenses paid, including Puerto Rico net claims paid of $52.9 million, partially offset by $64.9 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.696 billion at December 31, 2016, and $3.504 billion at September 30, 2016, which were net of $1.907 billion and $1.923 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of R&W. As of December 31, 2016, approximately $3.656 billion of Deferred Amounts, including accrued interest payable of $661.8 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at December 31, 2016 and September 30, 2016:

($ in millions)	4Q16	3Q16
RMBS	$2,394	$2,296
Domestic Public Finance	547	453
Student Loans	279	263
Ambac UK	388	396
All other credits	13	12
Loss expenses	75	84
Total	$3,696	$3,504
Derivative Product Revenues
The derivative products portfolio is positioned to benefit from rising interest rates as an economic hedge against interest rate exposure in the AAC insured and investment portfolios (the "macro-hedge)". The derivative products portfolio also includes certain legacy customer swaps.
Net gains reported in derivative product revenues for the fourth quarter of 2016 were $84.0 million, which included a gain of $57.5 million associated with the macro-hedge and $26.5 million of gains associated with legacy customer swaps. Macro-hedge results included counterparty credit valuation adjustment ("CVA") gains of $10.5 million for the fourth quarter of 2016. The net gain for the fourth quarter of 2016 was driven by higher interest rates partially offset by a $29.6 million decrease of the Ambac CVA on legacy customer swaps which increased the fair value of the associated derivative liabilities. The gain in the macro-hedge in the fourth quarter of 2016 helped offset the negative impact of higher interest rates on RMBS and student loan loss reserves and on the market value of the investment portfolio (reported through other comprehensive income).
Net losses for the third quarter of 2016 were $14.5 million, which included $2.4 million of gains associated with the macro-hedge and $16.9 million of losses associated with legacy customer swaps. The gain in the macro-hedge in the third quarter of 2016 helped offset the negative impact of lower interest rates on RMBS and student loan loss reserves and on the market value of the investment portfolio (reported through other comprehensive income).
Expenses
Operating expenses for the fourth quarter of 2016 increased by $14.7 million to $36.2 million from $21.5 million in the third quarter of 2016. Operating expenses in the fourth quarter of 2016 increased due to approximately $3.5 million of severance and other costs relating to the CEO change, approximately $1.0 million of incremental costs associated with the Segregated Account Rehabilitation and the establishment of $10 million for litigation contingencies. Third quarter of 2016 operating expenses benefited from a $2.3 million reduction of accrued state taxes.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $8.8 million for the fourth quarter of 2016, compared to $15.3 million for the third quarter of 2016. The fourth quarter provision included $7.2 million for Ambac UK taxes, $1.2 million for Federal AMT with the remaining expense associated with New York State and City taxes. The third quarter of 2016 provision included $12.5 million for Ambac UK taxes (including $0.2 million for the Milan branch), $2.6 million for Federal AMT with the remaining expense associated with New York State and City taxes.
At December 31, 2016 the Company had $4.0 billion of NOLs, including $1.4 billion at Ambac and $2.6 billion at AAC.
As a result of taxable income at AAC in 2016, AAC utilized NOLs in an amount that resulted in the accrual of $28.7 million of tolling payments. Subject to certain approvals, these tolling payments are anticipated to be received by Ambac in May 2017.
Balance Sheet
Total assets decreased by approximately $1.4 billion from September 30, 2016 to $22.6 billion at December 31, 2016, primarily due to a decrease in (i) VIE assets; (ii) investments; (iii) receivables for securities; (iv) premium receivables from runoff and early terminations of the insured portfolio, (v) other assets and (vi) insurance intangible asset from amortization.
Total liabilities decreased by approximately $1.2 billion from September 30, 2016 to $20.7 billion as of December 31, 2016, primarily as a result of lower (i) VIE liabilities, (ii) derivative liabilities, (iii) payable for securities purchased and (iv) unearned premium reserves; partially offset by higher loss and loss expense reserves.
Cash and investments at Ambac were $342.8 million as of December 31, 2016, including Surplus Notes of $14.3 million, which are eliminated in consolidation.
Investment Portfolio
The fair value of the consolidated investment portfolio decreased approximately $105.8 million from September 30, 2016 to $6.5 billion at December 31, 2016, due primarily to the settlement of prior period investment purchases, a higher allocation to cash equivalents and the impact of foreign exchange rates on non-US dollar securities held by Ambac UK. The fair value of the AAC and subsidiaries portfolio was $6.2 billion as of December 31, 2016, down $80.0 million from September 30, 2016.
As of December 31, 2016, Ambac, directly and through AAC, owned approximately $1.5 billion of Deferred Amounts (including interest), which represented approximately 41% of the total amount outstanding.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding was reduced 8% during the quarter ended December 31, 2016 to $79.3 billion from $86.4 billion at September 30, 2016. The change in the insured portfolio primarily related to runoff in the public finance sector of $5.1 billion resulting primarily from call and refunding activity in addition to declines in both the structured finance and international portfolios of $1.0 billion each. The decline in the international portfolio primarily resulted from the depreciation of the British Pound relative to the USD.

Adversely Classified Credits declined by a net $0.4 billion, or 2.2%, to $17.0 billion in the fourth quarter of 2016. Reductions in Adversely Classified Credits were driven primarily by runoff of RMBS partially offset by the downgrade of a public finance exposure.
Net par outstanding distributed by sector and account as of December 31, 2016 remained relatively unchanged from September 30, 2016, as highlighted in the below table.

Net Par Outstanding	December 31, 2016	September 30, 2016
By Sector:
Public finance	57%	58%
Structured Finance	21%	21%
International	22%	21%
By Holder:
General account	66%	67%
Ambac UK	19%	18%
Segregated account	15%	15%
Stockholders' Equity / Book Value
Stockholders’ equity at December 31, 2016 was down (10)% to $1.7 billion, or $37.94 per share from September 30, 2016, primarily due to the net income (loss) of $(94.7) million, unrealized losses on fixed income securities of $64.8 million and losses on the translation of Ambac's foreign subsidiaries of $35.9 million.
Warrant Repurchases
On June 30, 2015, the Board of Directors of Ambac authorized the establishment of a warrant repurchase program that permits the repurchase of up to $10 million of warrants. On November 3, 2016, the Board of Directors of Ambac authorized an additional $10 million to the warrant repurchase program. During the fourth quarter of 2016, Ambac repurchased 62,649 warrants at a cost of $0.6 million (average cost of $9.79 per warrant). As of December 31, 2016, Ambac has repurchased 985,331 warrants totaling $8.1 million (average cost of $8.21 per warrant), leaving 4,053,670 warrants outstanding, and bringing the remaining aggregate authorization to $11.9 million.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
In response to a recent comment letter received from the Division of Corporation Finance of the Securities and Exchange Commission, Ambac has implemented the following changes to its non-GAAP measures effective December 31, 2016:

•	Operating Earnings - Ambac has changed the name of its non-GAAP measure “Operating Earnings” to “Adjusted Earnings”.

•
Financial guarantee variable interest entities (“VIEs”) - Ambac no longer eliminates the effects of VIEs in the calculation of its non-GAAP measures for Adjusted Earnings and Adjusted Book Value. However, Ambac has separately disclosed the effects of VIEs on its GAAP financial statements that were previously included as adjustments to its non-GAAP measures. These disclosures can be found below the Adjusted Earnings and Adjusted Book Value non-GAAP tables in this section.

For comparative purposes, prior period amounts have been recast in the non-GAAP tables shown below to conform to the new presentation.
Adjusted Earnings (Loss)
Adjusted Loss was $(12.7) million, or $(0.28) per diluted share, for the fourth quarter 2016 as compared to Adjusted Earnings of $143.9 million, or $3.14 per diluted share, for the third quarter 2016. Adjusted Loss was negatively impacted by loss and loss expenses incurred, higher gross operating expenses and lower accelerated premiums earned, partially offset by positive derivative product revenues.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended December 31, 2016 and September 30, 2016, respectively:

	Three Months Ended
	December 31, 2016		September 30, 2016
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(94.7)	$(2.09)	$101.5	$2.22
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(1.0)	(0.02)	(1.6)	(0.03)
Insurance intangible amortization	40.2	0.89	44.6	0.97
Foreign exchange (gains) losses	13.1	0.28	(15.3)	(0.34)
Fair value (gain) loss on derivatives from Ambac CVA	29.6	0.66	14.8	0.32
Adjusted earnings (loss)	$(12.7)	$(0.28)	$143.9	$3.14
Weighted-average diluted shares outstanding (in millions)		45.2		45.8
Net income (loss) effects of financial guarantee VIE consolidation: VIEs that were consolidated as a result of financial guarantees provided by Ambac are accounted for on a fair value basis. The impact on Net income (loss) attributable to common stockholders of these consolidated VIEs was $2.0 million and $2.1 million, for the three months ended December 31, 2016 and September 30, 2016, respectively. Had these financial guarantee VIEs been accounted for under the provisions of the Financial Services - Insurance Topic of the ASC, the impact on Net income (loss) attributable to common stockholders would have been $9.9 million and $6.3 million, for the three months ended December 31, 2016 and September 30, 2016, respectively. The net impact of these different accounting bases on Net income (loss) attributable to common stockholders (including per share amounts) was $7.9 million ($0.17 per diluted share) and $4.2 million ($0.09 per diluted share) for the three months ended December 31, 2016 and September 30, 2016, respectively. This is supplemental information only and is not a component of Adjusted Earnings.
The following table reconciles net income attributable to common stockholders to the non-GAAP measure, Adjusted Earnings, for the years ended December 31, 2016 and 2015, respectively:

	Year Ended December 31,
	2016		2015
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common stockholders	$74.8	$1.64	$493.4	$10.72
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(7.5)	(0.16)	(36.7)	(0.80)
Insurance intangible amortization	174.6	3.82	169.6	3.69
Impairment of goodwill	—	—	514.5	11.18
Foreign exchange (gains) losses (1)	39.1	0.86	27.4	0.60
Fair value (gain) loss on derivatives from Ambac CVA	33.8	0.73	(14.2)	(0.31)
Adjusted earnings	$314.8	$6.89	$1,154.0	$25.08
Weighted-average diluted shares outstanding (in millions)		45.7		46.0

(1)	Refer to the description of the foreign exchange (gain) loss adjustment below for a discussion of the change in methodology that was effective for 2016.

Net income (loss) effects of financial guarantee VIE consolidation: VIEs that were consolidated as a result of financial guarantees provided by Ambac are accounted for on a fair value basis. The impact on Net income attributable to common stockholders of these consolidated VIEs was $(14.1) million and $31.6 million for the years ended December 31, 2016 and 2015, respectively. Had these financial guarantee VIEs been accounted for under the provisions of the Financial Services - Insurance Topic of the ASC, the impact on Net income attributable to common stockholders would have been $147.6 million and $42.7 million for the years ended December 31, 2016 and 2015, respectively. The net impact of these different accounting bases on Net income attributable to common stockholders (including per share amounts) was $161.7 million ($3.54 per diluted share) and $11.1 million ($0.24 per diluted share), for the years ended December 31, 2016 and 2015, respectively. This is supplemental information only and is not a component of Adjusted Earnings.
Adjusted Book Value
Adjusted Book Value was $1.332 billion, or $29.48 per share, at December 31, 2016, as compared to $1.446 billion, or $32.05 per share, at September 30, 2016. The Adjusted Book Value decrease of 8% from September 30, 2016 to December 31, 2016 of $114.5 million was largely driven by the Adjusted Loss as well as the adverse impact of higher discount rates on the present value of future installment premiums.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	December 31, 2016		September 30, 2016		December 31, 2015
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,713.9	$37.94	$1,909.6	$42.32	$1,684.8	$37.41
Adjustments:
Non-credit impairment fair value losses on credit derivatives	11.4	0.25	12.4	0.27	19.0	0.42
Insurance intangible asset	(962.1)	(21.30)	(1,022.9)	(22.67)	(1,212.1)	(26.91)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(44.9)	(0.99)	(74.6)	(1.65)	(78.7)	(1.75)
Net unearned premiums and fees in excess of expected losses	732.2	16.21	805.3	17.85	905.7	20.11
Net unrealized investment (gains) losses in accumulated other comprehensive income	(118.9)	(2.63)	(183.6)	(4.07)	(51.0)	(1.13)
Adjusted Book Value	$1,331.7	$29.48	$1,446.2	$32.05	$1,267.6	$28.15
Shares outstanding (in millions)		45.2		45.1		45.0
Stockholders' equity effects of financial guarantee VIE consolidation: VIEs that were consolidated as a result of financial guarantees provided by Ambac are accounted for on a fair value basis. The impact on Total Ambac Financial Group, Inc. ("AFG") stockholders' equity of these consolidated VIEs was $132.4 million, $146.7 million and $28.7 million, as of December 31, 2016, September 30, 2016 and December 31, 2015, respectively. Had these financial guarantee VIEs been accounted for under the provisions of the Financial Services - Insurance Topic of the ASC, the impact on AFG stockholders' equity would have been $139.2 million, $149.7 million and $(123.1) million as of December 31, 2016, September 30, 2016 and December 31, 2015, respectively. The net impact of these different accounting bases on AFG stockholders' equity (including per share amounts) was $6.7 million ($0.15 per share), $3.0 million ($0.07 per share) and $(151.8) million ($(3.37) per share) as of December 31, 2016, September 30, 2016, December 31, 2015, respectively. This is supplemental information only and is not a component of Adjusted Book Value.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. For periods prior to the three months ended September 30, 2016, we eliminated the foreign exchange gains (losses) on the re-measurement of net premium receivables and loss and loss expense reserves in non-functional currencies. Given the long-duration and USD basis of a significant portion of these premium receivables and loss reserves, the foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize. Beginning in the three months ended September 30, 2016, we have eliminated the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies. Expanding this adjustment to include all foreign exchange gains (losses) enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance. Note that we have not restated prior period adjustments to conform to the methodology as such restated amounts were not material.

•
Fair value (gain) loss on derivative products from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on derivative product liabilities (excluding credit derivatives): Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change.
Earnings Call and Webcast
On March 1, 2017 at 8:30am (ET), Claude LeBlanc, President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss fourth quarter 2016 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is 352-204-8977, and the ID# is 71080269. Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/4Q16. A replay of the call will be available through March 8, 2017 at 404-537-3406; and the ID # is 71080269. The webcast will be archived on Ambac's website.
Additional information is included in an operating supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: active runoff of AAC and its subsidiaries through transaction terminations, policy commutations, settlements and restructurings that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets; loss recovery through litigation and exercise of contractual and legal rights; improved cost effectiveness and efficiency of the operating platform; rationalization of AAC's capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account; and selective business transactions offering attractive risk adjusted returns that, among other things, may permit utilization of Ambac’s tax net operating loss carry-forwards. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
David J. Weissman
Managing Director, Investor Relations
(212) 208-3222
ir@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings; (7) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for holders of Ambac’s securities or holders of securities issued or insured by Ambac Assurance or the Segregated Account; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) our inability to realize the expected recoveries included in our financial statements; (10) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (11) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (12) risks associated with adverse selection as our insured portfolio runs off; (13) adverse effects on operating results or our financial position resulting from measures taken to reduce risks in our insured portfolio; (14) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (15) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or commute or reduce insured exposures, or the failure of any such transaction to deliver anticipated results; (16) our substantial indebtedness could adversely affect our financial condition, operating flexibility and ability to obtain financing in the future; (17) restrictive covenants in agreements and instruments may impair our ability to pursue or achieve our business strategies; (18) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (19) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (20) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (21) risks attendant to the change in composition of securities in our investment portfolio; (22) changes in tax law; (23) changes in prevailing interest rates; (24) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (25) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (26) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (27) risks relating to determinations of amounts of impairments taken on investments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) our inability to realize value from Ambac Assurance UK Limited or other subsidiaries of Ambac Assurance; (30) system security risks; (31) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (32) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (33) changes in accounting principles or practices that may impact Ambac’s reported financial results; (34) legislative and regulatory developments; (35) the economic impact of “Brexit” may have an adverse effect on Ambac’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (36) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (37) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (38) other risks and uncertainties that have not been identified at this time.

Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	December 31, 2016	September 30, 2016
Revenues:
Net premiums earned	$49,867	$53,218
Net investment income:
Securities available-for-sale and short-term	79,169	79,530
Other investments	11,702	11,387
Total net investment income	90,871	90,917
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(6,844)	(15,906)
Portion of other-than-temporary impairment recognized in other comprehensive income	4,653	13,053
Net other-than-temporary impairment losses recognized in earnings	(2,191)	(2,853)
Net realized investment gains	11,536	11,749
Change in fair value of credit derivatives:
Realized gains and other settlements	201	226
Unrealized gains (losses)	1,351	1,507
Net change in fair value of credit derivatives	1,552	1,733
Derivative products	83,992	(14,510)
Net realized gains on extinguishment of debt	—	24
Other income	(166)	2,693
Income (loss) on variable interest entities	2,026	2,057
Total revenues	237,487	145,028
Expenses:
Losses and loss expense (benefit)	215,492	(69,204)
Insurance intangible amortization	40,152	44,553
Operating expenses	36,190	21,466
Interest expense	31,712	31,493
Total expenses	323,546	28,308
Pre-tax income (loss)	(86,059)	116,720
Provision for income taxes	8,832	15,282
Net income (loss)	$(94,891)	$101,438
Less: net (loss) gain attributable to noncontrolling interest	(198)	(36)
Net income (loss) attributable to common stockholders	$(94,693)	$101,474

Net income (loss) per basic share	$(2.09)	$2.24
Net income (loss) per diluted share	$(2.09)	$2.22

Weighted-average number of common shares outstanding:
Basic	45,230,242	45,229,570
Diluted	45,230,242	45,792,083

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Year Ended December 31,
(Dollars in Thousands, except share data)	2016	2015
Revenues:
Net premiums earned	$197,287	$312,595
Net investment income:
Securities available-for-sale and short-term	281,049	249,337
Other investments	32,318	16,952
Total net investment income	313,367	266,289
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(89,700)	(66,692)
Portion of other-than-temporary impairment recognized in other comprehensive income	67,881	41,033
Net other-than-temporary impairment losses recognized in earnings	(21,819)	(25,659)
Net realized investment gains	39,284	53,476
Change in fair value of credit derivatives:
Realized gains and other settlements	912	2,785
Unrealized gains (losses)	19,194	38,916
Net change in fair value of credit derivatives	20,106	41,701
Derivative products	(50,273)	(42,544)
Net realized gains on extinguishment of debt	4,845	81
Other income	17,445	7,150
Income (loss) on variable interest entities	(14,093)	31,569
Total revenues	506,149	644,658
Expenses:
Losses and loss expense (benefit)	(11,489)	(768,707)
Insurance intangible amortization	174,608	169,557
Operating expenses	113,660	102,702
Interest expense	124,344	116,537
Goodwill impairment	—	514,511
Total expenses	401,123	134,600
Pre-tax income	105,026	510,058
Provision for income taxes	30,709	17,364
Net income	$74,317	$492,694
Less: net (loss) gain attributable to noncontrolling interest	(526)	(709)
Net income attributable to common stockholders	$74,843	$493,403

Net income per basic share	$1.66	$10.92
Net income per diluted share	$1.64	$10.72

Weighted-average number of common shares outstanding:
Basic	45,212,414	45,173,542
Diluted	45,723,524	46,006,027

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	December 31, 2016	September 30, 2016
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $5,435,385 and $5,806,949)	$5,554,215	$5,990,397
Fixed income securities pledged as collateral, at fair value (amortized cost: $64,833 and $64,777)	64,905	64,972
Short-term investments, at fair value (amortized cost: $430,827 and $130,732)	430,788	130,732
Other investments (includes $420,303 and $391,075 at fair value)	450,307	419,885
Total investments	6,500,215	6,605,986
Cash and cash equivalents	91,025	21,218
Receivable for securities	2,090	98,406
Investment income due and accrued	26,023	25,456
Premium receivables	661,337	706,228
Reinsurance recoverable on paid and unpaid losses	30,418	24,441
Deferred ceded premium	69,624	74,630
Subrogation recoverable	684,731	703,621
Loans	4,160	4,513
Derivative assets	77,742	103,373
Insurance intangible asset	962,080	1,022,865
Other assets	158,423	239,663
Variable interest entity assets:
Fixed income securities, at fair value	2,622,566	2,828,685
Restricted cash	4,873	5,477
Loans, at fair value	10,658,963	11,476,766
Derivative assets	80,407	68,676
Other assets	1,025	5,625
Total assets	$22,635,702	$24,015,629
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$967,258	$1,048,754
Loss and loss expense reserves	4,380,769	4,207,535
Ceded premiums payable	42,529	43,511
Obligations under investment agreements	82,358	82,358
Deferred taxes	1,720	1,736
Current taxes	14,280	16,750
Long-term debt	1,114,405	1,109,814
Accrued interest payable	421,975	400,737
Derivative liabilities	319,286	435,410
Other liabilities	76,589	52,177
Payable for securities purchased	1,084	201,980
Variable interest entity liabilities:
Accrued interest payable	859	3,121
Long-term debt, at fair value	11,155,936	11,930,434
Derivative liabilities	2,078,601	2,304,789
Other liabilities	29	149
Total liabilities	20,657,678	21,839,255
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,194,954 and 45,121,788	452	451
Additional paid-in capital	195,267	194,383
Accumulated other comprehensive income	(38,990)	61,917
Retained earnings	1,557,681	1,652,846
Treasury stock, shares at cost: 22,458 and 0	(496)	—
Total Ambac Financial Group, Inc. stockholders’ equity	1,713,914	1,909,597
Noncontrolling interest	264,110	266,777
Total stockholders’ equity	1,978,024	2,176,374
Total liabilities and stockholders’ equity	$22,635,702	$24,015,629